UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2009

DCP Holding Company

(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonville, Ohio	45241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 554-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2009, the Chairman of the Board of Directors and Anthony A. Cook executed the Fourth Amended and Restated DCP Holding Company Employment Agreement by and between DCP Holding Company (the “Company”) and Anthony A. Cook, with an effective date of January 1, 2009. The amended employment agreement provides for a base salary of not less than $294,320, bonus eligibility of up to 30% of base salary, a monthly automobile allowance, payment of country club dues of up to $7,200 annually and certain severance benefits if Mr. Cook is terminated without good cause. The major changes from the Third Amended and Restated Employment Agreement, which was effective January 1, 2008, address Mr. Cook’s right to terminate his employment (i) for good reason, or (ii) in the event of a change in control, and the payment of severance benefits in the event of either such termination. The Fourth Amended and Restated Employment Agreement continues for a period of one year after the effective date and is automatically extended for successive one year periods. Mr. Cook, age 58, has been President and Chief Executive Officer of Dental Care Plus since February 2001, President and Chief Executive Officer of the Company since July of 2004 and a member of the Board of Directors of the Company since November of 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: August 5, 2009	/s/ Robert C. Hodgkins, Jr.
Robert C. Hodgkins, Jr.
Vice President and Chief Financial Officer